RANGER INVESTMENTS	Exhibit (p)(9)

CODE OF CONDUCT

AND CODE OF ETHICS

JANUARY 2016

Code of Conduct

The Firm expects and requires its Employees to behave in a manner that is consistent with the guidelines referenced herein. These guiding principles combine to create the Firm’s Code of Conduct. Though not all inclusive, the Code of Conduct is intended as a guide the Firm has established as a behavioral benchmark for all of its Employees to follow.

The Firm is retained by our investors to manage a portion of their financial affairs and to represent their interests in this regard. As Employees of the Firm, we are keenly aware that as fiduciaries we owe our investors our undivided loyalty. Our investors trust us to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters.

The Firm expects all Employees to

•	act with integrity, competence, dignity, and in an ethical manner when dealing with current and prospective investors, the public, the Firm and fellow Employees.

•	adhere to the highest ethical standards with respect to any potential conflicts of interest with regard to investor accounts. Simply stated, no Employee should benefit, or give the appearance of benefiting, over any investor.

•	preserve the confidentiality of information that they may obtain in the course of conducting business and to use such information in accordance with the Firm’s Privacy Policy contained herein. Under no circumstance should confidential information be used in a way that is adverse to our investors or the Firm’s interests.

Violations of the Firm’s Code of Conduct may warrant sanctions as appropriate, up to and including suspension or dismissal at the discretion of Management. In any situation where you are unsure about the application of this code or any of the policies contained herein, you are encouraged to discuss the situation confidentially with your manager or the CCO.

THE FIRM IS COMMITTED TO FOSTERING A CULTURE OF COMPLIANCE. THE FIRM THEREFORE ENCOURAGES YOU TO CONTACT THE CCO SHOULD YOU BELIEVE YOU HAVE REASON TO DO SO.

You are required to complete the Acknowledgement Form (attached herein or provided to you) stating that you have received, understand and will adhere to the contents of the Code of Conduct, Code of Ethics and other compliance policies and procedures throughout the Manual.

Please direct any questions about the Code of Conduct to the CCO.

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Code of Ethics

Summary

All Employees are responsible for reading, understanding and consenting to comply with the policies and procedures in the Code of Ethics. The Code of Ethics elaborates on the guiding principles found in the Code of Conduct. Specifically, the Code of Ethics details the Firm’s policies and procedures regarding issues such as:

•	Personal Trading

•	Insider Trading

•	Outside Business Activities

•	Political Contributions
•	Gifts and Entertainment Guidelines

•	Client Complaints

•	Whistleblower Policy

The Code of Ethics is predicated on the principle that the Firm owes a fiduciary duty to its investors. As such, the Code of Ethics as well as all policies and procedures in the Manual and other compliance resources are created and implemented to mitigate conflicts of interest and risks which are inherent to the investment industry and/or applicable to the Firm. Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of investors. At all times, Employees must:

•	Place investor interests ahead of the Firm –As a fiduciary, the Firm must serve in its investors’ best interests. In other words, Employees may not improperly benefit at the expense of investors. This concept is particularly relevant when Employees are making personal investments in securities traded by investors which are restricted by the Firm.

•	Engage in personal investing that is in full compliance with the Firm’s Code of Ethics –Employees must review and abide by the Firm’s personal securities transaction and insider trading policies.

Prohibited Transactions

It is unlawful for the Firm or any Employee by use of the mail or any means or instrumentality of interstate commerce, directly or indirectly;

1.	to employ any device, scheme, or artifice to defraud any client or prospective client;

2.	to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client;

3.	acting as principal for his own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph shall not apply to any transaction with a customer of a broker or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction;

4.	or to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

Compliance with Applicable Securities Laws

ALL EMPLOYEES MUST COMPLY WITH APPLICABLE PROVISIONS OF FEDERAL SECURITIES LAWS, AND ARE REQUIRED TO PROMPTLY REPORT ANY VIOLATIONS OF THE CODE OF ETHICS TO THE CCO.

Code of Ethics

Personal Securities Transaction Policy

Employees are prohibited from front running client accounts and/or acting upon inside information. Under no circumstance may an Employee, or family member living in the Employee’s household, or any account over which an Employee has control, benefit at the expense of investors or the Firm. Except as provided below for certain types of securities, Employees and family members living in their household are prohibited from making direct purchases or short sales of individual company equity securities which would result in direct or indirect beneficial ownership. Employees and family members may be permitted to sell securities they currently hold or may hold in the future (whether as the result of gift, bequest, other similar transfer, or acquired prior to employment), subject to approval by a Compliance Team member as outlined by the Pre-Clearance Procedures set forth herein. Upon approval from the President, the CCO may exempt certain transactions.

Permissible Investment Options

Exempt Securities

Investments in Treasury securities, certificates of deposit, commercial paper and other similar money market instruments, and shares of open-end mutual fund companies (with the exception of certain investment companies to which the Firm serves as a sub-adviser) are not subject to pre-clearance and reporting policies and procedures.

ETFs and Closed-End Mutual Funds

In addition to the exempt securities mentioned above, Employees may trade ETFs and Closed-End Mutual Funds. Though pre-approval from a Compliance Team member is unnecessary, Employees are required to have the brokerage firm through which the transactions occur send duplicate trade confirmations to the Compliance Team. In addition to duplicate trade confirmation requirements, Employees must also report ETFs and Closed-end mutual funds on the Annual Holdings Report, or submit year-end duplicate account statements to the Compliance Team no later than January 15th of each year.

Ranger Related Investment Products

The Firm encourages Employees to invest in Ranger managed or affiliated publicly traded and private pooled investment vehicles as long as Employees do not improperly benefit or appear to benefit at the expense of investors.

•	Ranger Private Pooled Investment Vehicles –Employees must fill out the applicable subscription documents and meet certain net worth and investment related sophistication hurdles in order to invest in a Ranger Private Pooled Investment Vehicle. Pre-clearance from a member of the Compliance Team and reporting on initial and annual holdings reports is required.

•	Ranger Mutual Funds –The Firm discourages frequent purchases and redemptions of Ranger Mutual Fund shares. For this and other reasons, Employees are encouraged to hold their investment in a Ranger Mutual Fund for a minimum of 30 days. The Compliance Team and transfer agent monitor Ranger Mutual Fund contributions and redemptions for unusual trading activity. Pre-clearance from a member of the Compliance Team is not required; however reporting on the initial and annual holdings reports is required.

•	Ranger ETFs – The purchase and/or sale of a Ranger ETF requires pre-clearance from a member of the Compliance Team. Employees are required to instruct their broker-dealer to send duplicate trade confirmations to the Compliance Team. In addition, ownership of a Ranger ETF is required to be reported on the initial and annual holdings report.

Private Placements

Employees wishing to acquire or redeem beneficial ownership of securities in a private placement must receive written approval from a Compliance Team member by completing the appropriate section of the Personal Trading Pre-Clearance Form. In determining whether to grant approval, a Compliance Team member will evaluate each request on a case-by-case basis to determine whether or not the Employee’s acquisition of the private placement includes special terms, conditions or treatment resulting from the Employee’s position with the Firm or presents other conflicts to clients or the Firm.

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Restricted or Prohibited Investment Options

Securities and Instruments that are not Securities

The Firm will regard the following as prohibited securities for purposes of complying with Ranger’s personal trading policy: any note, stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

While not considered securities by definition, commodities, futures and options traded on a commodities exchange, including currency futures are prohibited investments with respect to the Firm’s personal trading policy.

Initial Public Offerings

Employees and immediate family members are prohibited from acquiring beneficial ownership of securities in an initial public offering.

Securities or Investments Not Included Herein

An investment in any security not included herein requires pre-clearance from the CCO in accordance with the Pre-Clearance Procedures below.

Personal Trading Summary Chart

	Pre-Clearance Required	Duplicate Trade Confirms Required	Must include on Initial and Annual Holdings Reports
Individual Equity Securities * Sale only, acquisition prohibited	✓	✓	✓
Exempt Securities
ETFs & Closed End Mutual Funds		✓	✓
Private Placements	✓		✓
All Other Securities or Investments	✓	✓	✓
Ranger Related
Private Commingled Funds	✓	✓	✓
Mutual Funds		✓	✓
ETFs	✓	✓	✓

*	Also applies to family members living in your household and/or accounts over which an Employee has control.

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Beneficial Ownership

Employees and immediate family members living in their household are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

•	Securities held by members of Employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

•	Employees’ interests as a general partner in securities held by a general or limited partnership; and,

•	Employees’ interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Employees of securities held by a trust:

•	Ownership of securities as a trustee where either the Employee or members of the Employees’ immediate family have a vested interest in the principal or income of the trust;

•	Ownership of a vested beneficial interest in a trust; and,

•	An Employee’s status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.

Questions with respect to beneficial ownership should be directed to the CCO.

Pre-Clearance Procedures

Employees must receive written pre-clearance for all personal securities transactions in which they have direct or indirect beneficial ownership before executing such transactions with the exception of Exempt Securities defined above, ETFs and Closed-End Mutual Funds.

Prior to the sale of reportable securities or purchase of a non-Ranger related private placement, the Employee will complete the Firm’s Personal Trading Pre-Clearance Form and submit it to a Compliance Team Member for review and approval. As an alternative to the pre-clearance form, a Compliance Team Member may grant pre-clearance via e-mail. Once pre-clearance is granted by a Compliance Team Member, the Employee has the remainder of the day to execute the transaction, or for a time period specified by the Compliance Team Member. The COO/CFO will review and pre-clear the CCO’s trade requests. Unless otherwise noted, pre-clearance is not required for the exempted transactions noted herein. The Firm will maintain the pre-clearance forms and/or periodic e-mail approvals in conjunction with the record-keeping rule. The Compliance Team will maintain a “Watch List” of restricted securities, if any, which is updated as necessary.

Reporting

Trade Duplicates from Broker-dealers

Employees may only personally trade securities through a registered broker-dealer or through a company sponsored DRIP. Each Employee must require its broker-dealer(s) to send duplicate trade confirmations for all reportable securities to the Compliance Team. Otherwise, the Employee will be required to submit a quarterly transaction report or account statement detailing all securities activities. Please see a member of the Compliance Team for a sample letter to be sent to all of your brokers regarding the Firm’s reporting requirements. Employee trades that do not occur through a broker/dealer (i.e., purchase of a private investment fund), will report such transactions separately.

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Initial and Annual Holdings Reports

New Employees are required to submit all of their personal reportable securities holdings using the Initial Holdings Report or by having the Employee’s broker-dealers send account statements no later than 10 days after the commencement of their employment. The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Employee.

Employees are required to provide the Firm with a complete list of reportable securities holdings (Annual Holdings Report or account statements) on an annual basis, on or before January 15th of each year. The report will be current as of a date no more than 45 days prior to the final date the report is due to be submitted.

Each holdings report or account statement must contain, at a minimum: (a) the title and type of security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Employee has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any securities are held for the person’s direct or indirect benefit; and (c) the date the Employee submits the report.

All Employees must sign the Initial or Annual Holdings Report even if they (i) do not have any reportable securities. The Firm will maintain these records in accordance with the record-keeping rule.

Trading and Review

The Firm strictly forbids “front-running” investor accounts, which is a practice generally understood to be an Employee placing a personal trade(s) are placed ahead of investor accounts. The Compliance Team will closely monitor Employees’ investment patterns to detect these abuses. The COO/CFO will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transaction Policy.

If the Firm discovers that an Employee is personally trading contrary to the policies set forth above, the Employee will meet with the CCO to review the facts surrounding the transactions. This meeting will help the Firm determine an appropriate course of action.

Remedial Actions

The Firm takes the potential for conflicts of interest caused by personal investing very seriously. As such, the Firm has implemented remedial actions that are designed to discourage its Employees from violating the personal securities transaction policy. Employees should be aware that the Firm reserves the right to impose varied sanctions on policy violators including possible termination of employment depending on the frequency and severity of the policy violation.

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Insider Trading

Issue

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures, taking into consideration the nature of such investment adviser’s business, reasonably designed to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, the Firm has instituted procedures to reasonably prevent the misuse of nonpublic information.

Insider trading is generally considered to be (i) trading either personally or on behalf of others on the basis of advanced knowledge of material non-public information or (ii) communicating material non-public information to others in violation of the law. The Firm prohibits the following activities:

•	Trading by an insider while in possession of material non-public information about such applicable security; or

•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or,

•	Communicating material non-public information to others in breach of a fiduciary duty.

Any questions regarding the Firm’s Insider Trading Policy should be directed to the CCO.

Whom Does the Policy Cover?

This policy covers all Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the covered person has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. Material information is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Knowledge in advance of such as the following types of information is generally regarded as material:

•	Dividend or earnings announcements

•	Write-downs or write-offs of assets

•	Additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of company or major division operations

•	New product/service announcements

•	Discovery or research developments
•	Pending labor disputes

•	Criminal, civil and government investigations and indictments

•	Debt service or liquidity problems

•	Merger, joint venture announcements

•	Tender offers, stock repurchase plans, etc.

•	Bankruptcy or insolvency problems

•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

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Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. Non-public information generally means information that has not been made available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively. Hundreds of very intelligent, sophisticated investment professionals are imprisoned and billions of dollars in fines are accessed each year.

Procedures to Follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an Employee has questions as to whether he/she is in possession of material, non-public information, he/she is required to (i) promptly inform the CCO and (ii) not disclose the information to anyone else. From this point, the Employee and CCO will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

•	Will not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.

•	Will not engage in securities transactions of any company, except in accordance with the Firm’s personal securities transaction policy and securities laws.

•	Will submit personal security trading reports in accordance with the personal securities transaction policy.

•	Will not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.

•	Will not proceed with any research, trading, etc. until the CCO informs the Employee of the appropriate course of action.

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Outside Business Activities

Under certain circumstances, Employees may be granted permission to serve as directors, trustees or officers of outside organizations such as, public or private corporations, partnerships, charitable foundations and other not-for-profit institutions only after receiving pre-clearance from the CCO. Employees may also receive compensation for such activities. Pre-clearance will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest.

The Firm may determine that it is in its investors’ best interests for an Employee to serve as an officer or on the board of directors of an outside organization. Serving as an officer or director with organizations outside of the Firm can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

An Employee may come into possession of material non-public information about an outside company, or other public companies. It is critical that a proper information barrier be in place between the Firm and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, the Firm may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire the Firm.

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Gifts and Entertainment

Accepting gifts and/or attending sponsored entertainment events present real and/or perceived conflicts of interest for the Firm and the Employee. An Employee’s acceptance of a gift or invitation to a sponsored entertainment event may suggest a quid pro quo arrangement whereby the Employee feels obligated to return the favor by improperly directing Firm business, commissions or influence to the service provider from which the gift or entertainment originated.

As stated on the first page of the Firm’s Code of Ethics, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of investors. The Firm takes the potential for conflict of interest presented by an Employee’s receipt of inappropriate gifts and/or participation in extravagant entertainment events seriously and expects each Employee to use his or her best judgment and integrity if presented with such an offer.

As a general guideline, accepting gifts and participating in entertainment activities should be consistent with accepted business practices. Employees are encouraged to consult with the CCO if there is a question about the appropriateness of accepting a gift or participating in an entertainment event.

Under no circumstances should an Employee ever accept gifts or entertainment from a service provider which the Employee may reasonably believe there is an expectation to compensate such service provider with the inappropriate use of Firm resources.

Gifts

Employees are prohibited from accepting investment opportunities or other gratuities from individuals seeking to conduct business with the Firm or on behalf of an investor. Generally, the only gifts the Firm receives include items of de minimis value such as cake and fruit baskets during the holiday season. However, Employees may accept gifts from a single giver in an aggregate amount of $250 or less on an annual basis. An Employee whom is the recipient of a gift from a service provider (or frequent gifts from the same giver) with an estimated cumulative value in excess of $250 must report receipt of such a gift to the CCO. The CCO will evaluate each gift-related incident warranting a report on a case-by-case basis. In the event that the CCO determines that a gift from a service provider is inappropriate for acceptance by the intended recipient, such gift may (at the discretion of management) be returned to the sender or donated by the Firm to a charitable organization.

Entertainment

When considering an entertainment offer sponsored by a current or prospective service provider, Employees are expected to take into consideration the actual and/or perceived conflict of interest participation in the event poses to the Firm and its clients. Generally, Employees may attend local business meals, sporting activities and other entertainment events at the expense of a giver, as long as:

1.	the expense is reasonable; and,

2.	both the sponsor(s) and the Employee(s) are present.

Any event or activity in which an Employee should reasonably believe to be excessive (i.e. Super Boal Tickets…) must be pre-approved by the CCO. The nature, cost and extent of the entertainment must be reasonable in context to its stated purpose and reasonably judged to lack actual or perceived conflict of interest.

Solicitation of Gifts or Entertainment

Any solicitation of gifts or entertainment from a client, broker-dealer, vendor or other person is unprofessional and strictly prohibited.

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Political Contributions

The Firm and its general partner are prohibited from making political contributions. In addition, the Firm, its general partner and the Covered Associates are prohibited from soliciting or coordinating campaign contributions from others on behalf of an elected official or soliciting or coordinating payment to political parties.

Covered Associates – Contributions in excess of the De Minimis Exception

Covered Associates are prohibited from making political contributions in excess of the de minimis exception, without receiving written preapproval from the CCO or his designee prior to the intended contribution date. In order to receive prior written preapproval from the CCO, Covered Associates must complete the Political Contribution Approval Form.

Covered Associates – Contributions and the De Minimis Exception

Covered Associates may make political contributions in accordance with the Rule’s de minimis exceptions provided that they have provided the Compliance Team with a signed Political Contribution Disclosure Form when making said political contribution.

Covered Associates – Donated Time

There is no limit on a Covered Associate’s donated time as long as the Firm does not solicit such person’s efforts or provide the use of its resources.

Record Keeping Requirements

The Firm will maintain records for all political contributions made by Covered Associates or their immediate family members on or after March 14, 2011. Information the Firm will need to know about each political contribution includes:

•	The contributor,

•	The candidate’s name,

•	The office the candidate is seeking,

•	The state or jurisdiction,

•	The dollar amount and proposed or actual date of the contribution, and

•	Any further knowledge that may provide insight into a potential conflict of interest for the Firm.

•	Signature of the contributor and the CCO or his designee.

In the CCO’s absence, Employees may receive pre-clearance from the President, COO/CFO or the General Counsel.

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Client Complaints

The Firm requires Employees to promptly notify the CCO upon receipt of any written client complaint. Once notified, the CCO will evaluate each client complaint on a case-by-case basis to determine how best to address the issues which prompted the grievance.

The CCO will document the compliant, due diligence conducted and any potential resolution.

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Whistleblower Policy

This Whistleblower Policy establishes procedures for the receipt, investigation, resolution and record retention of complaints relating to the compliance program. This Firm discourages the filing of frivolous complaints; however, the Firm expects its officers, employees and agents to report any irregularities and other suspected wrongdoing relative to the compliance program. This Policy permits employees to submit complaints about real or suspected compliance violations on a confidential or anonymous basis to the CCO without fear of retaliation This Policy applies only to reports pertaining to compliance matters (as defined below).

The CCO is responsible for implementing the Whistleblower Policy by overseeing the receipt, investigation, resolution and record retention of all complaints submitted there under. This Policy provides a means to safely disclose information and escalate issues to the President of the Firm regarding serious concerns that an Employee believes in good faith involve compliance violations. Specifically, this Policy is designed to:

1)	Bring about disclosure of actual or suspected compliance violations before they disrupt the business or operations of the Firm, or cause harm to the Firm’s clients.

2)	Promote a climate of accountability and full disclosure with respect to the Firm’s compliance program.

3)	Ensure that no Employee is the target of retaliation for raising legitimate compliance concerns.

4)	Proactively protect the reputation of the Firm, its Employees, and clients.

Summary of Policy

All Employees have a duty to maintain the highest standards of business and personal ethics while executing their professional responsibilities on behalf of the Firm and to report suspected violations of the Code of Ethics, Compliance Manual or securities laws in the manner described herein. Employees are advised to first share any questions, suggestions, concerns, or complaints with an officer of the Firm who can address them properly. In most cases, a supervisor is in the best position to handle concerns and complaints. However, if an Employee is not comfortable speaking with a supervisor, or is not satisfied with the supervisor’s response, the Employee is advised to speak with the CCO with respect to this Whistleblower Policy. All Employees are required to report suspected compliance violations to the CCO. All reports to the CCO by a supervisor will be handled according to the process outlined in this Policy.

Protection for Reporting Persons

This Policy offers protection from retaliation for officers, Employees and agents who make any complaint related to a known or suspected compliance violation (“Reporting Person”), provided that the complaint is made in good faith. “Good faith” means the Reporting Person has a reasonable belief that the complaint is true and is not being conveyed in bad faith, for personal benefit or ulterior motives.

The Firm will not discharge, demote, suspend, threaten, harass or in any way discriminate or retaliate against any Reporting Person relative to the terms or conditions of his/her employment with the Firm based upon the submission in good faith of any compliance complaint. Any acts of retaliation against a Reporting Person will invoke the disciplinary policy of the Firm and subject any person who retaliates to sanctions up to and including termination of employment. This Policy has been adopted to provide a mechanism for Reporting Persons to raise serious concerns within the Firm prior to seeking resolution outside the enterprise.

Complaints Made in Bad Faith

While the Firm’s Whistleblower Policy protects a Reporting Person from retaliation with respect to a compliant(s) made in good faith, this policy does not prohibit the Firm from disciplining the Reporting Person if it is reasonably determined that the compliant is made in bad faith. Examples of complaints which are devoid of merit include, but are not limited to,

•	a pretense claim made maliciously, recklessly, or in bad faith;

•	an attempt to wrongfully discredit a colleague(s), the Firm or a client;

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•	blackmailing the Firm; or,

•	an action taken to disguise or divert attention away from poor job performance with respect to the Reporting Person.

In cases where a complaint is made in bad faith, the Firm reserves the right to discipline a Reporting Person, up to and including termination of employment.

Scope of Complaints

Reporting Persons are encouraged to report irregularities and suspected violations of the Code of Ethics and compliance policies (“compliance violations”) including, without limitation, those outlined below.

1)	Fraud or deliberate error in the recording, maintenance or distribution of the Firm’s records;

2)	Misrepresentation or false statements regarding any matters about the business of or contained in financial or client records;

3)	Deviation from full and accurate reporting of the Firm’s regulatory status or financial condition or any audit or examination report of which the Firm is subject; or

4)	Failure to fulfill the Firm’s fiduciary duty to clients.

Confidentiality of Complaints

Upon receipt of a complaint under this Policy, the CCO will keep the identity of any Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Reporting Person has authorized the CCO to disclose his/her identity or such identity is reasonably necessary to investigate the veracity of such claims. Following a formal investigation, the CCO will continue to protect the identity of the Reporting Person unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a regulatory authority initiates an investigation of allegations contained in the complaint. The identity of the Reporting Person may be disclosed if it is reasonably determined that a complaint was made maliciously, recklessly, or in bad faith.

Submission of Complaints

Following an initial discussion with the CCO, a Reporting Person should submit complaints concerning compliance violations in accordance with the following procedures:

1)	Complaints must be submitted in writing to the CCO.

2)	Content of the complaint must be sufficiently detailed to include a summary of the complaint, date(s) of alleged wrongdoing, parties involved in the wrongdoing, and the manner in which the Reporting Person learned about the suspected violation.

3)	The Reporting Person may request an opportunity to discuss the complaint with the CCO by indicating such intent and including contact information in the complaint.

4)	Reporting Persons may report compliance violations on an anonymous basis. Any Employee that contemplates making an anonymous complaint must realize that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve. In addition, Employees considering making an anonymous complaint should be aware that there may be rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis. Therefore, the Firm encourages employees to identify themselves when making reports of compliance violations. In responding to anonymous complaints, the CCO will consider:

•	The fairness to any individual named in the anonymous complaint;

•	The seriousness of the complaint raised;

•	The credibility of the information or allegations in the complaint; and

•	The ability to ascertain the validity of the complaint and to appropriately resolve it without the assistance and cooperation of the person making the complaint.

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Investigation of Complaints

Upon receipt of a complaint, the CCO will confirm that the complaint involves a compliance violation. An investigation will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues it raises. Any complaints submitted under this Policy that do not relate to a compliance violation will be returned to the Reporting Person, if his/her identity is known.

The CCO may enlist Employees, Accounting and other advisors, as appropriate, to conduct an investigation of a complaint.

The results of each investigation will be reported in a timely manner to a designated senior officer. Prompt and appropriate remedial action will be taken as warranted in the judgment of the senior officer or as otherwise directed by the CCO. Any actions taken in response to a complaint will be conveyed to the Reporting Person to the extent allowed by law, unless the complaint was submitted anonymously.

A Reporting Person who is not satisfied with the outcome of the initial investigation or remedial action taken, if any, may request the review of a written complaint with an explanation of why the investigation or remedial action was inadequate. A Reporting Person may submit a revised complaint on an anonymous basis in his/her sole discretion. The Reporting Person should forward the revised complaint to the attention of the CCO in the same manner as the original complaint.

The CCO will review the Reporting Person’s revised complaint, together with documentation of the initial investigation, and determine in his/her sole discretion if the revised complaint merits further investigation. The CCO will conduct a subsequent investigation to the extent and in the manner deemed appropriate. The CCO may enlist Employees, accounting and other advisors, as appropriate, to undertake the subsequent investigation. The CCO will inform the Reporting Person of any remedial action taken in response to any revised complaint to the extent allowed by law, unless the complaint was submitted anonymously.

Complaints Related to the CCO

A situation may arise where a Reporting Person wishes to file a complaint about the CCO (or other party responsible for implementing this Whistleblower Policy or about an Employee with whom the CCO has a conflict of interest relationship. An alternative reporting channel is available to the Reporting Person in this situation. A written complaint should be directed by mail to a senior officer or designee (such as the President, COO/CFO or General Counsel). In this situation, the party in receipt of the complaint will follow appropriate procedures in all respects as outlined in this Policy.

Unsubstantiated Allegations

If a Reporting Person files a complaint in good faith under this Policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the Reporting Person. In submitting complaints, Reporting Persons should exercise due care to ensure the accuracy of the information reported. If, after investigation, it is determined that a complaint is without substance, was made for malicious or frivolous reasons, or was otherwise submitted in bad faith, the Reporting Person could be subject to disciplinary action. Where alleged facts reported under this Policy are found to be without merit or unsubstantiated: (1) the conclusions of the investigation will be made known to the Reporting Person, unless the complaint was submitted anonymously, and, if appropriate, to the persons against whom allegations were made in the complaint; and (2) the allegations will be dismissed.

Retention of Complaint Records

The CCO will maintain all complaints received, tracking their receipt, investigation and resolution. All complaints and reports will be maintained confidentiality and in accordance with record retention policies.

Whistleblower Policy	15

Eligibility for SEC Whistleblower Program

The SEC has established a whistleblower program to obtain credible and actionable intelligence on registrants and associated persons that have or may violate federal securities laws and/or SEC rules. Certain people are ineligible for whistleblower awards under the SEC’s program. These include:

•	Those who have a pre-existing legal or contractual duty to report their information to the SEC.

•	Attorneys (including in-house counsel) who attempt to use information obtained from client engagements to make whistleblower claims for themselves (unless disclosure of the information is permitted under SEC rules or state bar rules).

•	People who obtain the information by means or in a manner that is determined by a U.S. court to violate federal or state criminal law.

•	Officers, directors, trustees or partners of an enterprise who are informed by another person (such as by an Employee) of allegations of misconduct, or who learn the information in connection with enterprise processes for identifying, reporting and addressing possible violations of law.

•	Compliance and internal audit personnel.

•	Public accountants working on SEC engagements, if the information relates to violations by the engagement client.

While ineligible for Whistleblower awards under the SEC’s program, all Employees are required to promptly notify the CCO of any violations of the Firm’s Code of Ethics or other compliance policies and procedures.

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Responsibility

All Ranger Employees are responsible for reading, understanding and complying with all aspects of the Firm’s Code of Ethics. Any violations of the Code of Ethics must be promptly reported to the CCO.

Compliance administers all aspects of the Firm’s Code of Ethics. In addition to monitoring and appraising various activities to confirm adherence with the Firm’s Code of Ethics, Compliance oversees and documents the following responsibilities,

•	Annual dissemination of the Code of Ethics and certifications to Employees

•	Personal Trading

•	Pre-clearance for personal trading requests

•	Review of duplicate trade confirmations and account statements

•	Dissemination and subsequent review of initial and annual holdings reports

•	Insider Trading education and awareness

•	Outside Business requests and approval

•	Political Contribution requests and approval

•	Gifts and Entertainment inquiries and approval

•	Client Complaints and resolution

Management support and supervision is essential to the effective implementation of the Code of Ethics as well as the other compliance policies and procedures. The CCO will confer with the President regarding any material exception to the Code of Ethics.

All questions concerning the Code of Ethics should be directed to the CCO.

Code of Ethics	17